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                                                                     EXHIBIT 4.1

                            THE CONCENTRIC NETWORKS

                                 UNITED KINGDOM

                          LIMITED SHARE OPTION SCHEME
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                               TABLE OF CONTENTS

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                                                                                            Page
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     1.   Name of the Scheme..............................................................    1
PART A....................................................................................    1
     2.   Definitions and interpretation..................................................    1
     3.   Selection of Eligible Employees.................................................    1
     4.   Grant of Options................................................................    1
     5.   Exercise of an Option...........................................................    1
     6.   Period of Option and provisions for Participants leaving the Group..............    1
     7.   Variation of capital............................................................    1
     8.   Exchange of Options.............................................................    1
     9.   Takeover and liquidation........................................................    1
     10.  Rights attaching to shares allotted pursuant to an Option.......................    1
     11.  Availability of shares..........................................................    1
     12.  General.........................................................................    1
PART B....................................................................................   11
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       The Concentric Networks United Kingdom Limited Share Option Scheme

1.   Name of the Scheme
     ------------------

     The Concentric Networks United Kingdom Limited Share Option Scheme is divided into two parts. Part A is the Concentric Networks United Kingdom Limited Approved Share Option Scheme (the "Scheme"). Part B is the Concentric Networks United Kingdom Limited Unapproved Share Option Scheme (the "Unapproved Scheme").

                                     PART A
2.   Definitions and interpretation
     ---------------------------------

     2.1 For the purposes of the Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"the Adoption Date"             means the date on which the Scheme is approved
                                by the Inland Revenue;

"the Appropriate Period"        has the same meaning as in paragraph 15(2) of
                                Schedule 9 to the Taxes Act;

"Associated Company"            has the same meaning as in Section 187(2) of the
                                Taxes Act;

"the Auditors"                  means the auditors for the time being of the
                                Company (acting as experts and not as
                                arbitrators);

"the Board"                     means the board of directors of the Company or
                                the persons appointed by the board of directors of the Company to act as a committee for all or any matters relating to the Scheme;

"the Company"                   means Concentric Network Corporation registered
                                in Delaware;

"Control"                       has the same meaning as in section 840 of the
                                Taxes Act and "controlled" shall be construed accordingly;

"Date of Grant"                 means the date on which an Option is, was, or is
                                to be granted under the Scheme;

"Disability"                    means total and permanent disability, as
                                evidenced to the satisfaction of the Board;

"Eligible Employee"             means a person who is at the relevant Date of
                                Grant:

                                (A)  a Full-Time Director or a Qualifying
                                Employee in either case of a company selected by the Board to participate in the Scheme;

                                (B) not precluded by paragraph 8 of Schedule 9 to the Taxes Act from participating in the Scheme;

"Full-Time Director"            means a director of the Company and/or any
                                Subsidiary whose terms of office or employment require him to work for at least twenty-five hours per week (excluding meal breaks);

"Group"                         means the Company and the Subsidiaries;

"Option" means an option to acquire Scheme Shares granted pursuant to the Scheme;

"Option Price"                  in relation to any Scheme Share means an amount
                                determined by the Board being equal to or greater than the amount determined to be the market value on the Date of Grant of an Ordinary
                                Share in accordance with the provisions of Part
                                VIII of the Taxation of Chargeable Gains Act
                                1992 and agreed for the purposes of the Scheme with the Inland Revenue Shares Valuation
                                Division prior to the date on which an Option is granted to a Participant;

"Ordinary Shares"               means shares of common stock of the Company;

"Participant"                   means any person who for the time being
                                participates in the Scheme;

"Qualifying Employee"           means an employee of the Company and/or a
                                Subsidiary (who is not a director of the Company or a Subsidiary);

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"Qualifying Employment"         means office or employment either as a Full-Time
                                Director or as a Qualifying Employee as the case may be;

"Record Date"                   in relation to any particular payment of
                                dividend or the making of any other distribution to the Company's stockholders means the date on which any such stockholder must duly be recognised as such by the Company in order to have the right to receive such dividend or other distribution;

"the Rules"                     means these rules as from time to time amended;

"the Scheme"                    means The Concentric Networks United Kingdom
                                Limited Share Option Scheme constituted and governed by the Rules;

"Scheme Shares"                 means Ordinary Shares which satisfy the
                                conditions specified in Paragraphs 10 to 14 of
                                Schedule 9 to the Taxes Act to be acquired by a Participant on the exercise by him of an Option;

"Subsidiary"                    means any body corporate of which the Company is
                                for the time being to be taken to have Control and which is a subsidiary of the Company within section 736 of the Companies Act 1985;

"Subsisting Option"             means an Option which has neither lapsed nor
                                been exercised;

"Taxes Act"                     means the Income and Corporation Taxes Act 1988.

     2.2 Where the context so permits the singular shall include the plural and vice versa and the masculine shall include the feminine.

     2.3 Reference to any Act shall include any statutory modification, amendment or re-enactment thereof.

3.   Selection of Eligible Employees
     -------------------------------

     3.1 The Board may from time to time at its discretion grant an Option to an Eligible Employee to be selected in each case at the discretion of the Board on the terms of the Scheme.

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 4.  Grant of Options
     ----------------

     4.1 Subject to the limitations referred to herein, the Board shall determine the number of Scheme Shares to be included in an Option.

     4.2 The Board shall grant Options subject to such objective conditions to be met before the Option may be exercised as the Board may determine.

     4.3 As soon as practicable after Options have been granted the Board shall issue to each Participant an Option Certificate in the form of a deed specifying the option price and the date upon which the Option may first be exercised, carrying a statement to the effect of Rule 4.4 and stating any conditions as specified in Rule 4.2. The Option Certificate may also contain other terms and conditions which are relevant to the Option.

     4.4 An Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of assignment. Any purported assignment, pledge, disposal of or dealing with an Option shall cause the Option to lapse forthwith.

     4.5 The amount payable for each Scheme Share in the event of the Option being exercised shall be the Option Price.

     4.6 Any Option granted to an Eligible Employee shall be limited and take effect so that at the Date of Grant of such Option the aggregate of:

          (A)  the market value of Ordinary Shares comprised in such Option; and

          (B) the market value of Ordinary Shares comprised in any Subsisting Options which have been granted to that Eligible Employee; and

          (C) the market value of any shares he may acquire in pursuance of options granted to him (and not exercised) under any other scheme approved under
Schedule 9 to the Taxes Act and established by the Company or any Associated Company of the Company providing for the grant of options to acquire shares (other than a savings related share option scheme) shall not exceed (Pounds)30,000 (or such other amount as may be prescribed by Paragraph 28 of Schedule 9 to the Taxes Act from time to time).

          For the purposes of this rule "market value" shall be calculated in accordance with Paragraph 28 of Schedule 9 to the Taxes Act at the respective Dates of Grant.

     4.7 Subject to the provisions of Rule 7, the total number of Ordinary Shares issued or remaining to be issued on the exercise of Options granted under the Scheme shall not exceed 1,000,000 Ordinary Shares. For the avoidance of doubt, shares subject to an Option which has lapsed, been cancelled or surrendered shall not count towards the above limits.

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5.   Exercise of an Option
     ---------------------

     5.1 An Option shall be exercised by delivering to the Secretary of the Company a notice duly signed by the Participant in a form approved by the Board together with payment by cheque or in cash of the Option Price for each Scheme Share to be acquired and delivery of the Option certificate for amendment or cancellation as the case may be. An Option may be exercised in part but may not be exercised in respect of a fraction of a Scheme Share.

     5.2 Subject to any necessary consents and to an Option having been exercised in accordance with the provisions of Rule 5.1, the Board shall as soon as practicable and in any event not later than 30 days after the exercise of an Option make an allotment or procure the transfer to the Participant or his nominee of the number of Scheme Shares specified in the notice exercising the Option.

     5.3 No Option may be exercised at any time when the shares which may be thereby acquired are not Scheme Shares.

     5.4 Where the exercise of an Option is conditional on satisfaction of performance conditions pursuant to Rule 4.2, the Option may not be exercised until such conditions are satisfied PROVIDED THAT:

          (A) the Board may waive or vary such condition where an Option becomes exercisable pursuant to Rules 6.4, 6.5, 6.6 or Rule 9; or

          (B) where as a result of events occurring the Board considers that the satisfaction of different conditions (being no more difficult for the Participant to satisfy) prior to exercise of the Option would be a fairer measure of the performance the Board may, acting fairly and reasonably, vary such conditions.

6.   Period of Option and provisions for Participants leaving the Group
     ------------------------------------------------------------------

     6.1 An Option may not be exercised later than the day specified in the Option Certificate (the "Expiration Date"). An Option (if it has not already ceased to be exercisable) shall lapse on the Expiration Date. The Expiration Date may not be later than the day before the tenth anniversary of the date that the Option was granted.

     6.2 Except as provided in Rule 9, an Option may first be exercised in accordance with the terms set out in the Option Certificate which may provide, among other things, that the Option may become exercisable in installments.

     6.3 Except as provided in Rules 6.4, 6.5 and 6.6 no Option may be exercised unless the Participant shall have been in Qualifying Employment since the date of the grant of such Option.

     6.4 Subject to Rule 6.1, if a Participant ceases to be in Qualifying Employment by reason of Disability, the Participant may exercise an Option to the extent the Option is exercisable on the

                                      -5-
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date of cessation of employment. The Participant may only exercise such Option within the period of time specified in the Option Certificate (the "Termination Period"). If the Termination Period is not specified in the Option Certificate, the Participant may exercise such Option within 12 months of the date of cessation of employment and shall thereafter cease to have any rights to exercise that Option.

     6.5 Subject to Rule 6.1, if a Participant dies whilst in Qualifying Employment, his personal representatives may within the Termination Period (which shall not exceed 12 months from the date of death) exercise an Option to the extent the Option was exercisable on the date of the Participant's death. If the Termination Period is not specified in the Option Certificate, his personal representatives may exercise such Option within 12 months of the Participant's death and shall thereafter cease to have any rights to exercise that Option.

     6.6 Subject to Rule 6.1, if a Participant ceases to be in Qualifying Employment for any reason other than those specified in Rules 6.4 or 6.5, the Participant may within the Termination Period exercise an Option to the extent the Option is exercisable on the date of cessation of employment. If the Termination Period is not specified in the Option Certificate, the Participant may exercise such Option within 3 months of the cessation of his employment and shall thereafter cease to have any rights to exercise that Option.

     6.7 If a Participant (or his personal representatives) shall cease to have any rights to exercise an Option under this Rule such Option shall lapse.

     6.8 A female Participant whose employment has been terminated in circumstances such that, pursuant to the Employment Rights Act 1996, she has a right to return to work shall be deemed for the purposes of the Rules not to have ceased to be in Qualifying Employment until such time as she is no longer capable, pursuant to the said Act, of exercising a right to return to work and has not exercised such right.

     6.9 Notwithstanding the foregoing provisions, no Option may be exercised when the Participant to whom it was granted is precluded from participating in the Scheme by virtue of paragraph 8 of Schedule 9 to the Taxes Act.

     6.10 Unless the Board provides otherwise, a Participant shall not be in Qualifying Employment during any unpaid leave of absence.

7.   Variation of capital
     --------------------

     7.1 In the event of any variation in or reorganisation of the share capital of the Company whether by way of capitalisation or offer by way of rights or reduction, sub-division or consolidation of shares then:

          (A) the Option Price in respect of any Options granted pursuant to the Scheme; and/or

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          (B)  the number of Scheme Shares subject to any such Option;

shall be varied by the Board in such manner as the Auditors advise to be in their opinion fair and reasonable. Such variation by the Board shall be final and binding on the Participants and the Company.

     7.2 In no circumstances shall the Option Price as reduced or adjusted pursuant to Rule 7.1 in respect of any Scheme Share be less than the nominal value of such share.

     7.3 Every alteration or variation made pursuant to this Rule shall be subject to the prior approval of the Board of Inland Revenue shall be notified forthwith by the Board to the Participants.

8.   Exchange of Options
     -------------------

     8.1  This Rule 8 applies where a company ("the Acquiring Company")

          (A)  obtains Control of the Company as a result of:

               (1) a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by it) made on a condition such that if satisfied the Acquiring Company will have Control of the Company; or

               (2) a general offer to acquire all the Ordinary Shares (or such Ordinary Shares as are not already owned by the Acquiring Company); or

          (B) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court; or

          (C)  becomes bound or entitled to acquire Ordinary Shares.

     8.2 If as a result of the events specified in Rule 8.1(A) and 8.1(B) the Acquiring Company has obtained Control of the Company, or if the Acquiring Company becomes bound or entitled to acquire shares in the Company as specified in Rule 8.1(C), the Company shall seek the agreement of the Acquiring Company and if such agreement is obtained the Company shall forthwith notify each Participant thereof and any Subsisting Option may at any time during the Appropriate Period be released by the Participant for a new Option which satisfies the conditions that it:

          (A) is over shares in the Acquiring Company or a company which has Control of the Acquiring Company which satisfy the conditions specified in paragraphs 10 to 14 of Schedule 9 to the Taxes Act (and the terms "Ordinary Shares" and "Scheme Shares" in this Scheme shall thereafter be construed accordingly);

          (B) is the right to acquire such number of Scheme Shares as has on acquisition of the new Option an aggregate market value equal to the aggregate market value of the Scheme Shares subject to the old Option immediately before its release;

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          (C)  has an Option Price per Scheme Share such that the total amount payable on exercise is equal to the total amount payable on exercise of the old Option; and

          (D) is otherwise in identical terms to the old Option and for this purpose references to "the Company" shall, unless the context otherwise requires, be deemed to refer to "the Acquiring Company" or, as the case may be, to the other company over whose shares the new Option is granted.

          The new Option shall for all other purposes of the Scheme be treated as having been acquired at the same time as the old Option in respect of which it is granted.

     8.3 The provisions of this Rule 8 shall apply with any consequential amendments in the event that Control of the Acquiring Company itself changes as a result of the events specified in Rule 8.1.

9.   Takeover and liquidation
     ------------------------

     9.1 If the agreement of the Acquiring Company (as defined in Rule 8.1) cannot be obtained for the release of Subsisting Options for new options in accordance with Rule 8.2, then subject to Rules 6.1 and 6.3 a Participant may at any time within 6 months of the date upon which the offer described in Rule 8.1(A) becomes unconditional or the scheme of arrangement described in Rule 8.1(B) becomes effective exercise any Subsisting Options (either in whole or in part) which are then held by him. At the end of the 6 month period, all Subsisting Options shall lapse.

     9.2 If the agreement of the Acquiring Company (as defined in Rule 8.1) cannot be obtained for the release of Subsisting Options for new options in accordance with Rule 8.2 and the Acquiring Company becomes entitled or bound to acquire any Ordinary Shares a Participant shall be entitled (subject to Rules
6.1 and 6.3) to exercise any Subsisting Options (either in whole or in part) which he holds at any time that the offeror is so entitled or bound. Upon the Acquiring Company ceasing to be either so entitled or bound all Subsisting Options shall lapse.

     9.3 If the Court sanctions a compromise or arrangement proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, a Participant shall be entitled (subject to Rules 6.1 and 6.3) to exercise any Subsisting Options (either in whole or in part) which he holds within the period of [6 months] following the date of sanction by the Court and upon the expiry of such period all Subsisting Options shall lapse.

     9.4 If a notice of a meeting to consider a resolution for any other voluntary winding up of the Company shall be given, the Board in its discretion may provide that a Participant shall forthwith and until 10 days prior to the commencement of the winding up be entitled (subject to Rules 6.1 and 6.3) to exercise any Subsisting Option then held by him including Subsisting Options in respect of Scheme Shares which would not otherwise yet have become exercisable. Subject to the foregoing provisions of this Rule all Subsisting Options shall lapse on the winding up of the Company.

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     9.5  Upon the Board becoming aware that any of the events referred to above has happened the effect thereof shall be notified forthwith by the Board to the Participants.

10.  Rights attaching to shares allotted pursuant to an Option
     ---------------------------------------------------------

     All Scheme Shares allotted pursuant to the exercise of any Option shall as to voting, dividend, transfer and other rights including those arising in the liquidation of the Company, rank equally in all respects and as to one class with the Ordinary Shares of the Company in issue as at the date of such allotment, save that any allotment made after the earlier of the date of announcement of a proposed dividend or other distribution and the Record Date of a proposed dividend or other distribution shall be made upon terms that the Ordinary Shares so allotted are not entitled to participate therein.

11.  Availability of shares
     ----------------------

     The Company will at all times keep sufficient authorised but unissued Ordinary Shares or have under its control sufficient issued Ordinary Shares to permit the exercise of all unexercised Options.

12.  General
     -------

     12.1 Participation in the Scheme by a Participant is a matter entirely separate from, and shall not affect, his pension rights and terms of employment and, in particular (but without prejudice to the generality of the foregoing), if a Participant shall cease for any reason (including, but without prejudice to the generality of the foregoing, his wrongful dismissal) to be employed by or hold office in the Company and/or any Subsidiary he shall not be entitled by way of compensation for loss or otherwise howsoever, to any sum or benefit to compensate him for the loss of any right or benefit under the Scheme.

     12.2 The Company shall maintain all necessary books of account and records relating to the Scheme.

     12.3 The Scheme shall in all respects be administered by the Board which may make such Rules not being inconsistent with the terms and conditions hereof for the conduct of the Scheme as the Board thinks fit. Any dispute regarding the interpretation of the Rules or the terms of any Option shall be determined by the Board (upon such advice as it shall consider necessary) and its decision shall be final and binding.

     12.4 The Board may alter this Scheme in any respect except that:

          (A) no alteration may be made which would alter to the disadvantage of a Participant any rights already accrued to him except with his prior written consent; and

          (B) following the approval of the Scheme under Schedule 9 to the Taxes Act, no alteration shall have effect until approved by the Board of Inland Revenue.

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     12.5 A Participant who is a director of the Company may, notwithstanding his interest, vote on any resolution of the Board or the board of directors of the Company concerning the Scheme (other than in respect of his own participation therein) and may retain any benefits under the Scheme.

     12.6 The Board or the Company in general meeting may at any time terminate the Scheme and in such event no further Options will be granted but the subsisting rights of Participants will not thereby be affected.

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                                      PART B
1. This Part B will be known as the Concentric Networks United Kingdom Limited Unapproved Share Option Scheme (the "Unapproved Scheme"). The Unapproved Scheme has been adopted to provide for the grant of options to acquire shares to employees and directors of the Group in cases where the Board wishes to grant the employees or directors Options in addition to, or as an alternative to, the grant of Options under Part A.

2. For the purposes of the Unapproved Scheme, the Rules shall apply subject to the amendments provided for in paragraph 3. In applying the Rules, references to the "Scheme" in Part A shall be construed as references to the Unapproved Scheme in this Part B.

3.   The amendments are as follows:

     (A)  Amend the definition of "the Adopting Date" to read:

          "means the date on which the Board passes a resolution adopting the Scheme".

     (B)  Delete (B) from the definition of "Eligible Employee".

     (C)  Amend the definition of "Scheme Shares" to read:

          "means Ordinary Shares to be acquired by a Participant on the exercise by him of an Option".

     (D)  Delete Rule 4.6 and renumber Rule 4.7.

     (E)  Delete Rule 5.3 and renumber Rule 5.4 and 5.3.

     (F)  Insert a new Rule 6.4 as follows:

          "Exercise of an Option shall only be effective provided that as regards any income tax and employee national insurance contributions liability arising to the Participant on exercise either:

          (A) such liability may be deducted in full from the Participant's emoluments in accordance with regulations under Section 203 Taxes Act; or

          (B) the Participant appoints the Company as his agent to sell sufficient Ordinary Shares acquired on exercise to meet such liability; or

          (C) the notice of exercise is accompanied by payment of a sum equal to the tax due."

          (G)  Delete Rule 6.9.

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          (H)  Delete Rule 7.3.

          (I)  Replace Rule 8.2 with the following:

               "If as a result of the events specified in Rule 8.1(A) and 8.1(B) the Acquiring Company has obtained Control of the Company, or if the Acquiring Company becomes bound or entitled to acquire shares in the Company as specified in Rule 8.1(C), the Company shall seek the agreement of the Acquiring Company and if such agreement is obtained the Company shall forthwith notify each Participant thereof and any Subsisting Option may at any time during the Appropriate Period be released by the Participant for a new Option on terms agreed between the Company and the Acquiring Company and certified by the Auditors as fair and reasonable".

          (J)  Delete Rule 12.4(B).

                                      -12-